40436-16

THIS CREDIT AGREEMENT is made effective the 25th day of October, 2012.

BETWEEN:

CENTURY CASINOS EUROPE GmbH
(registered in Alberta as an extra-provincial corporation pursuant to the Business Corporations Act (Alberta) under the assumed name, Century Casinos Europe LLC
(the "Lender")

- and –

UNITED HORSEMEN OF ALBERTA INC.
(the "Borrower")

RECITALS:

A.           The Borrower has requested financial assistance from the Lender and has agreed to observe and perform certain covenants and requirements in respect of such financial assistance pursuant to a memorandum of understanding dated June 30, 2012 (the "MOU"); and

B.           The purpose of this Credit Agreement is, inter alia, to enumerate restrictions, terms, conditions, covenants, rights and remedies in respect of the financial assistance as contemplated in and required by the MOU.

IN CONSIDERATION OF THE FOREGOING and of the mutual covenants set out below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Wherever used in this Credit Agreement or any Schedule, document, security, or resolution delivered in accordance with or pursuant to this Credit Agreement, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the respective meanings ascribed to them as follows:

“AGLC” means the Alberta Gaming and Liquor Commission, and any organization that becomes the lawful successor thereto.

"Applicable Laws" means all applicable laws, regulations, requirements, codes, plans, orders or decrees of any federal, provincial, municipal, territorial, state, or county authority, agency or instrumentality whether foreign or domestic having jurisdiction over any matter referred to herein or in any of the Securities.

“Converted Equity” means the Equity held by the Lender in the Borrower which is converted from Indebtedness, in accordance with this Credit Agreement.

“Cost Recovery Pool” means such amounts that the Borrower may be entitled to recover pursuant to the Municipal Government Act, municipal bylaws, or any agreement with other landowners in the vicinity of the Lands, for development work on the Lands completed prior to the date of this Agreement, including without limitation the Infrastructure Cost Recovery Agreement dated March 31, 2009 among the Borrower, Ivanhoe Cambridge Inc., and the Municipal District of Rocky View No. 44 and the Cost Sharing Agreement dated October 16, 2006 between the Borrower and Ivanhoe Cambridge Inc.

"Credit Agreement" means this Credit Agreement, and all agreements, instruments, and documentation supplemental hereto or in amendment or in confirmation hereof, together with all Schedules attached hereto and forming part of this Credit Agreement.

"Creditors" means any and all creditors of the Borrower, whether currently existing or in the future as a creditor of the Borrower, including employees, workmen, agents, representatives, contractors, sub-contractors, and general creditors, including such creditors as may arise pursuant to the operations of the Borrower.

"Current Ratio" means the ratio calculated by dividing current assets by current liabilities; provided however that, in making such determination, current liabilities shall exclude payments on the Loan due beyond 12 months and amounts payable to the shareholders.

"Debt Serviceability Ratio" means the ratio of EBITDA to the aggregate total of: (i) interest and dividends declared by the Borrower for the preceding 12 months; and, (ii) principal payments of all indebtedness of the Borrower and operating lease rental payments required within the next 12 months.

“Development Schedule” means the schedule set out in Schedule “A” hereto.

“EBITDA” means the net earnings of the Borrower for the preceding 12 months determined in accordance with GAAP (as set forth in financial statements for the Borrower for such period), plus (determined in each case in accordance with GAAP):

(a)
interest expense for such period in accordance with GAAP (as the same would be set forth or reflected in a statement of net earnings of the Borrower for that period), to the extent deducted in determining the net earnings of the Borrower;

(b)
all amounts deducted in the calculation of net earnings of the Borrower in respect of the provision for income taxes, including any interest and penalties thereon but excluding from such deduction any loss carry-forwards, tax credits or tax benefits and any income taxes so deducted and attributable to amounts included in paragraph (e) below; and

(c)
all amounts deducted in the calculation of net earnings of the Borrower in respect of non-cash items, including depreciation, depletion, amortization, asset impairment, goodwill impairment, future taxes, foreign currency obligations, non-cash losses resulting from marking-to-market the outstanding financial instruments of the Borrower (in accordance with GAAP) and stock-based compensation; and

(d)
all costs and expenses incurred in respect of the Lender’s involvement with respect to the REC Project including any management or other fees paid to the Lender pursuant to the Management Services Agreement or otherwise and any costs and expenses arising under or with respect to the  Credit Agreement or any Security related thereto;

less (without duplication, determined in each case in accordance with GAAP):

(e)	all amounts included in the calculation of net earnings of the Borrower in respect of extraordinary and non-recurring earnings and gains;

(f)
unless the same were deducted in the calculation of net earnings of the Borrower, all amounts in respect of equity loss and extraordinary and non-recurring losses and any non-cash impairment charges; and

(g)	any other non-cash items increasing net earnings of the Borrower for such period.

"Encumbrances" means all security interests, mortgages, liens, charges, hypothecs, securities, pledges, encumbrances, or adverse claims of any kind or nature whatsoever, collectively.

"Environmental Contamination" means the release or disposal into the environment of, or exposure of any person, property or thing to, pollutants, contaminants or hazardous substances, so as to result in any harm or hazard whatsoever to any person, property or thing, or any liabilities arising pursuant to Environmental Laws.

"Environmental Laws" means, without limitation, any and all federal, provincial and local laws, regulations, requirements, codes, plans, orders, decrees, whether promulgated or approved by any federal, provincial or local Court or other governmental authority, agency or instrumentality, as well as the provisions of common law, relating to health, safety and pollution or protection of the environment, as well as the requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Existing Debt” means the debts, liabilities, long-term contracts and other material contractual obligations set out in Schedule “B” attached hereto.

"Equity" means the aggregate of the share capital, retained earnings and formally postponed shareholder's loans less intangible assets (such as goodwill), investments, advances to shareholders and/or affiliates.

"Event of Default" means any of the Events of Default set forth in Article 11, and such further events of default as may be set out in any of the Securities.

“Full Operation” means: (i) the opening to the public and full and continuous operation of all aspects of the REC Project in compliance with Applicable Laws; and (ii) the receipt by the Borrower of all authorizations required for the operation of all aspects of the REC Project under Applicable Laws.

“GAAP” means generally accepted accounting principles (including International Financial Reporting Standards) in Canada from time to time as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

“Ground Lease” means the lease of the Lands by the Borrower, as tenant, from 1685258 Alberta Ltd., as landlord, dated October 1, 2012.

“Hotel” means the possible future 150 room hotel and conference center, linking the racing entertainment centre with the grandstand, located on the Lands.

“HRA” means Horse Racing Alberta, and any organization or authority that becomes the lawful successor thereto.

"Indebtedness" means all indebtedness of every kind or nature whatsoever of the Borrower to the Lender, including the Loan, interest, obligations and liabilities, past, present, or future, due, absolute, contingent, direct or indirect, matured and whether or not arising directly or indirectly under this Credit Agreement or otherwise, or whether arising jointly or contingently with any other borrower or as principal, guarantor, or surety, including, without limitation:

(a)
all charges, fees, assessments, application, renewal and commitment fees, monthly administration or account charges, review fees and service fees payable by the Borrower to the Lender under this Credit Agreement or otherwise by which the Borrower has agreed to become liable;

(b)
all charges and costs in connection with legal fees and disbursements incurred by the Lender, as between the Lender and its' own solicitors on a full indemnity basis in connection with the preparation, execution, amendment, registration, discharge, enforcement, collection, or realization of the Security and this Credit Agreement, and all documents and agreements incidental or collateral thereto;

(c)
all fees, disbursements, charges and expenses incurred by the Lender in collecting or attempting to collect any monies due hereunder, including the preservation, protection, realization, collection, and crystallization of any of the Security;

(d)
all costs, expenses, liabilities, and charges howsoever arising, paid or agreed to be paid by the Lender under this Credit Agreement, including the payment of taxes, assessments, or any other sums deemed by the Lender necessary with respect to any Encumbrances or with respect to any of the property forming a part of the Security hereunder, including all appraisers', receivers', receiver-managers', or agents' or representatives' fees, disbursements, charges or liabilities arising in connection with this Credit Agreement and the Security, and all costs, expenses, liabilities and charges howsoever arising, paid or agreed to be paid by the Lender under this Credit Agreement relating to consultants' or solicitors' fees, disbursements, charges or liabilities, collectively, including those arising pursuant to Article 4; and

(e)
all losses, costs, expenses, damages and amounts of whatsoever nature or kind, including without limitation, all legal costs incurred by the Lender, as between a solicitor and his own client, and all claims of third parties that the Lender may suffer, incur or sustain as a direct or indirect result of any representation or warranty of the Borrower whether herein or elsewhere being false or materially misleading, or the Borrower failing to observe or perform its covenants contained herein.

“Initial Shareholders” means the registered owners of shares in the capital of the Borrower as of the date hereof, all as described in Schedule “E” hereof.

"Interest" or “interest” means, subject to availability, a variable rate of interest, determined monthly as at or about 11:00 a.m. (London, England time) on the last Business Day of each calendar month, equal to the one month Canadian dollar British Bankers’ Association London Interbank Offered Rate (BBA LIBOR) quoted to the Lender from time to time and at any time by BMO Bank of Montreal (or such other bank as the Lender may select) plus 8.0%, per annum, and such rate shall apply commencing the next following day to and including the last business day of the calendar month following the month in which the rate was determined. For illustration, the applicable BBA LIBOR rate as of July 31, 2012 was 1.09% and the resulting interest rate payable hereunder for the period August 1, 2012 through to and including August 31, 2012 is 9.09% per annum.  A statement or statements in writing, made by a person authorized by the Lender as to the applicable rate of interest, from time to time, shall be final and conclusive proof thereof during the operative time of the statement and shall not be open to dispute or challenge by the Borrower, or any other party adverse in interest to the Lender.

“Lands” means those lands in Alberta described in Schedule “C” hereof.

"Loan” or “Loans" means all loans and other financial assistance provided by the Lender to the Borrower, which the parties hereby agree shall be governed by this Credit Agreement, including the loan described in Article 3, together with any other financial assistance which may subsequently be provided by the Lender to the Borrower, all as may be amended, replaced or made available from time to time.

“Management Services Agreement” means the agreement between the Borrower and Century Casinos Europe LLC, as manager, dated October 29, 2012 relating to the management of the REC Project and related operations.

“Net Profit Before Tax” means EBITDA less all the following expenses: interest, depreciation, amortization, payments hereunder of 1.0% of EBITDA to the Lender, and payments under the Ground Lease of Variable Rent Amount to the Landlord, all as determined by the Lender, in accordance with GAAP.

“Option to Purchase” means the option to purchase the Lands granted to the Borrower pursuant to the terms of the Ground Lease.

"Permitted Encumbrances" means only those certain Encumbrances identified as such in Schedule "D".

"Purchase Agreement" means the agreement of purchase and sale between the Borrower, as vendor, and 1685258 Alberta Ltd. (as assignee from Rosebridge Capital Corp., Inc.), as purchaser, dated June 20, 2012, as amended, renewed, supplemented or otherwise varied from time to time in writing.

“REC Project” means a 5/8 mile race track, racing entertainment centre (comprised of a multipurpose entertainment facility integrating live and simulcast horse racing and slot machine casino), with open-air connection to, and including, the grandstand containing dining and entertainment facilities, and all associated infrastructure including services, utilities, parking, road access, landscaping, barns, bleachers, paddock and conversion of existing shell building, to be developed and located on and operated by the Borrower from the Lands.

"Schedule" means any Schedule attached hereto, including any amendments thereto, and currently forming part of this Credit Agreement or such additional Schedules as may be hereafter added to it, all of which shall form a part of this Credit Agreement.

"Security" and "Securities" means all security agreements, debentures, mortgages, pledges, hypothecations, guarantees, assignments, encumbrances, charges, covenants, documents, and all other securities of whatsoever kind or nature now or hereafter held by the Lender or required by the Lender to be executed and delivered by the Borrower or any other person to or in favour of the Lender, to secure payment of the Indebtedness including, without limitation, those securities described in Article 7.

“Unanimous Shareholders Agreement” means the agreement entered into between the Borrower and the Initial Shareholders dated February 11, 2008, as may be amended, renewed, supplemented or otherwise varied from time to time in writing.

ARTICLE 2
INTERPRETATION

2.1 This Credit Agreement shall be construed in accordance with the laws of the Province of Alberta. The parties attorn to the exclusive jurisdiction of the Courts of the Province of Alberta.

2.2 Unless otherwise indicated, all references in this Credit Agreement to dollars are expressed in Canadian currency.

2.3 Any paragraph, sub-paragraph, section, or sub-section or other sub-division, article or other provision of this Credit Agreement which is deemed to be or becomes void, illegal, invalid, or unenforceable for any reason whatsoever shall, at the sole option of the Lender, be severable herefrom and shall be ineffective to the extent of such voidability, illegality, invalidity, or unenforceability and shall not invalidate, affect, or impair the remaining provisions hereof, which remaining provisions shall be severable from such illegal, invalid, or void provisions; provided however that such illegality, invalidity, voidability, or ineffectiveness shall not impair or restrict the rights, remedies, obligations, or liabilities of any party towards any other party in respect of the performance of or satisfaction of each and every of the remaining provisions of this Credit Agreement.

2.4 The division of this Credit Agreement into articles, sections, and other sub-divisions, and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

2.5 The words "hereto", "hereunder" and similar expressions refer to this Credit Agreement and, where relevant, to any particular Article, Section, paragraph or clause. The words "Article", "Section", "paragraph", or "clause" mean and refer to the specified Article, Section, paragraph, or clause of this Credit Agreement.

2.6 Any reference in this Credit Agreement to "business day" shall mean a day on which the Lender is open for the transaction of normal business, other than a Saturday, Sunday or other statutory or local civic holiday in Edmonton, Alberta and with respect to Interest only, a day of the year other than Saturday or Sunday or statutory holiday in London, England. Save and except with respect to any specific reference to "business day" herein, any reference to "day", "month" or to periods of time shall be by and according to the calendar and shall not be constrained by the definition of "business day".

2.7 Where under this Credit Agreement a payment is to be made or an action is to be taken on a day which is not a business day, then the day for making such payment or taking such action shall be the next business day thereafter. Payments shall be made before 1:00p.m., Edmonton, Alberta time, on the date due, failing which interest shall accrue to the next business day.

2.8 Where the context so requires the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

2.9 For greater certainty, it is hereby declared that the principle of deemed reinvestment shall not be applicable to or apply to any interest calculations payable pursuant to this Credit Agreement or pursuant to any Security.

2.10 Time shall be of the essence in this Credit Agreement.

ARTICLE 3
THE LOAN

3.1 Subject to the provisions of this Credit Agreement, the Lender agrees to make available to the Borrower up to a maximum of $13,000,000.00 on a non-revolving basis, for the exclusive use of developing and operating the REC Project.

ARTICLE 4
ADVANCES

4.1 The Borrower will requisition from the Lender, Loan advances from time to time in accordance with and so as to fund prosecution of the work described in the Development Schedule, as applicable.

4.2 Notwithstanding anything set out herein or elsewhere to the contrary, the Lender shall not in any circumstances be bound to make any advances whatsoever pursuant to any Loan in any amounts or to advance any amount stated as secured pursuant to any of the Securities until it has satisfied itself as to the following:

(a)
The Lender has received such documents as it in its sole discretion deems satisfactory, confirming the Borrower shall have obtained all necessary approvals and consents from AGLC relating to the REC Project and related documents.

(b)
The Lender has received such documents as it in its sole discretion deems satisfactory, confirming the Borrower shall have obtained all necessary approvals and consents from HRA relating to the REC Project and related documents.

(c)
The Lender has received such documents as it in its sole discretion deems satisfactory, confirming the Borrower has satisfied all obligations under and is otherwise in compliance with this Credit Agreement including,  without limitation, the Development Schedule, and the Securities.

(d)
The Lender has received such documents as it in its sole discretion deems satisfactory, confirming the Borrower is in full compliance with the Purchase Agreement, excepting only one single breach representing a claim against the Borrower under such agreement, of not more than $100,000.00.

(e)
All Securities and related documentation shall have been executed and delivered to the Lender, be in good standing and be registered at such registry offices in the priority required by the Lender, subject only to the Permitted Encumbrances, all in a form satisfactory to the Lender in its sole discretion.

(f)
The Lender shall be satisfied with the provisions of the Ground Lease, municipal subdivision approval and registration thereof, the freehold title to the Lands, the Borrower’s leasehold title to the Lands and the registration thereof, and title to all other property and assets of the Borrower.

(g)
The Lender shall be satisfied with the provisions of the Borrower’s articles of incorporation, bylaws, Unanimous Shareholders Agreement and the voting and lock-up agreement among certain shareholders of the Borrower.

(h)
The Lender has received legal opinions from the solicitors for the Borrower, in a form and substance satisfactory to the Lender, with respect to the capacity and power of the Borrower to enter into this Credit Agreement, to execute the Securities, and other documentation required by the Lender, to perform its obligations hereunder and under the Securities and to such other matters as the Lender or its counsel may require.

(i)
Such other documents, securities, assurances, certificates, consents, statutory declarations, by-laws, opinions, and resolutions as the Lender in its discretion requires of any person, firm or corporation have been delivered to the Lender.

(j)
Assurances in a form satisfactory to the Lender's solicitors, acting reasonably, have been provided by the Borrower to confirm that all necessary corporate action has been taken by the Borrower in respect of this Credit Agreement to ensure that this Credit Agreement and all of the Securities required to be delivered hereunder are valid and binding obligations of the Borrower.

(k)	The Lender has, in its sole discretion, otherwise deemed all conditions precedent to advance have been satisfied.

(l)	Four nominees of the Lender shall have been duly elected to and be on the Borrower’s board of directors.

4.3 The Lender shall be under no obligation whatsoever to advance the amount stated as secured pursuant to any of the Securities or pursuant to the Loan at any time or to make partial advances or to partially discharge or discharge in full any of the Securities.

ARTICLE 5
INTEREST AND REPAYMENT

5.1 The Borrower shall repay the Loan, together with interest and other charges relating to the Loan, in accordance with the terms and conditions herein contained.

5.2 Interest shall accrue on the Loan from the date of each advance, calculated daily, compounded monthly and interest will be payable quarterly, in arrears, with the first such payment commencing June 30, 2014, and every three months thereafter, not in advance, both before and after maturity, demand, default and judgment.

5.3 The Loan shall be repaid by equal, consecutive, quarterly payments with the first such payment being due the earlier of (i) 90 days after the date of Full Operation, or (ii) October 1, 2015, and every three months thereafter, in an amount sufficient to ensure repayment in full of the Loan over a period of five years from the date of the initial Loan advance. The entire Indebtedness shall, in any event, be fully paid within five years from the date of the initial Loan advance.

5.4 The Lender shall have the right in its sole discretion to deduct any interest and other charges payable from any Loan advances made or to be made at any time and from time to time.

5.5 All payments shall be applied firstly against outstanding interest and secondly against outstanding principal.

5.6 Without limitation, the Borrower shall pay interest on the Indebtedness and on all arrears of the Indebtedness at the same interest rate as is stipulated herein for the Loan.

5.7 The Indebtedness shall be evidenced by records maintained by the Lender.  The records maintained by the Lender shall constitute, in the absence of manifest error, conclusive evidence of the Indebtedness to the Lender and all details relating thereto.  The failure of the Lender to correctly record any such amount or date shall not, however, adversely affect the obligation of the Borrower to pay amounts due hereunder to the Lender in accordance with this Agreement.

5.8 Except as otherwise provided herein, the Borrower shall be entitled to prepay all or any part of the Loan from time to time without bonus or penalty, provided that the Borrower shall give the Lender at least three days' prior notice of its intended prepayment. The Lender shall be entitled, at its sole option, from time to time and at any time, and for any applicable period, to demand that the Borrower make payment of 30% of Net Profit Before Tax. If the Lender wishes from time to time to demand payment based on Net Profit Before Tax for an applicable period, payment (or such lower amount as the Lender may in its discretion determine) shall be made by the Borrower immediately upon the Lender notifying the Borrower in writing of the amount of the payment due and payable and the applicable period. Payment shall be applied firstly against outstanding interest and secondly against principal. Principal and interest paid under section 5.3 for any particular period will be a credit toward any payment of 30% of Net Profit Before Tax relating to the same period. Net Profit Before Tax shall be calculated quarterly within ten days of each quarter end, and shall be based on the Borrower’s internally prepared financial statements. Within ten days of the Lender’s receipt of the Borrower’s annual audited financial statements, the parties will make any necessary adjustments relating to the previous four quarters, or any part thereof, as the case may be.

5.9           As partial compensation for amounts advanced from time to time by the Lender to the Borrower and for amounts otherwise owed by the Borrower to the Lender, the Borrower shall pay the Lender, in addition to all other amounts due hereunder, an amount equal to 1.0% of EBITDA, payable annually within ten days of the Borrower’s fiscal year end. The foregoing amounts shall be paid both before and after Loan maturity, demand, default and judgment.

5.10           Upon conversion of all Indebtedness to Converted Equity, or upon payment in full of all Indebtedness, compensation based on 1.0% of EBITDA shall terminate, provided that all such compensation accrued to that time shall remain due and payable.

ARTICLE 6
CONVERSION

6.1 Ninety days after the date of Full Operation and from time to time thereafter, the Lender shall have the continuous ongoing right, subject only to approval of AGLC, to exchange all or any part of the Indebtedness to Converted Equity on the basis of $224.83 of Indebtedness for one Class “A” Common Share in the capital stock of the Borrower.

6.2 Notwithstanding anything set out herein, the Borrower shall not, without the Lender’s prior written consent, make payment so as to reduce the Indebtedness (nor shall the Lender be obligated to accept receipt thereof), if following such payment, the Lender would be unable to convert the remaining Indebtedness into not less than 51% of the Borrower’s authorized and outstanding Class “A” Common share capital after conversion.

6.3 The Lender shall not be entitled to convert more Indebtedness than will result in the Lender acquiring 60% of the Borrower’s authorized and outstanding Class “A” Common share capital after conversion. Any remaining unconverted Indebtedness shall remain a debt due to the Lender and be payable in accordance herewith.

6.4 The conversion privilege referred to herein shall be separable and transferable by the Lender to any affiliate or subsidiary of the Lender or successor to the Lender.

ARTICLE 7
SECURITY

7.1 As partial and collateral Security for the due repayment of the Indebtedness by the Borrower to the Lender, the Borrower agrees to execute and deliver or otherwise cause to be provided to the Lender, the following:

(a)
Mortgage of Leasehold Interest, duly registered at Alberta Land Titles, providing a first mortgage and charge over the Borrower’s entire leasehold estate and interest in the Lands which the Borrower derived pursuant to the Ground Lease, and to include assignment of Borrower’s option to purchase the Lands (Ground Lease to be registered so as to create a separate leasehold title to the Lands);

(b)	Leasehold Acknowledgement Agreement among the Lender, the Borrower and 1685258 Alberta Ltd.;

(c)	General Assignment of Leases and Rents, from Borrower duly registered at Alberta Land Titles;

(d)
General Security Agreement, duly registered in all applicable jurisdictions, providing a security interest in all Borrower’s present and after-acquired personal property, and land charge, in priority to all other registered security interests;

(e)	Assignment of Material Contracts, from Borrower;

(f)	Environmental Indemnity and Agreement, from the Borrower;

(g)	Conversion Options from Borrower, permitting Lender to convert debt to equity in the form attached as Schedule “F” hereto;

(h)	Management Services Agreement between Borrower and Century Casinos Europe LLC;

(i)	Indemnity Agreement from each shareholder;

(j)
Securities Pledge Agreement from each Shareholder, duly registered at Lender’s option in all applicable jurisdictions, providing a security interest in all shares in the capital of the Borrower, in priority to all other registered security interests against such shares (original share certificates to be delivered to Lender duly endorsed for transfer);

(k)	Consent from each shareholder as to disposition of Shares by other shareholders;

(l)	Assignment and Postponement of Creditor’s Claims, from each shareholder, duly registered in all applicable jurisdictions;

(m)	Voting and lock-up agreement among certain shareholders;

(n)
Covenant Agreement from each employee of Borrower, who is in Lender’s opinion important for the development or operation of the REC Project, to observe prohibitions in Unanimous Shareholders Agreement;

(o)
Assignment of property insurance coverage, with loss payable firstly to the Lender, subject to standard mortgage clause endorsement. Such insurance may, at the Lender's option, be reviewed by a Lender approved Insurance Risk Management firm to ensure adequate coverage and insurance terms satisfactory to the Lender. Such a review shall be at the cost of the Borrower;

(p)
Such additional securities (including direction to pay, resolutions, certificates, opinions and other supporting documents) as the Lender may deem necessary or advisable in connection with the foregoing Security.

7.2 The Securities shall be executed, delivered and registered in priority to all other security interests, as the case may be, and be in the form and on the terms required by the Lender prior to any advance being made in accordance with the terms hereof. Should the Lender, in its sole discretion, at any time require further Securities, certificates, statutory declarations, consents or opinions from time to time during the existence of any Indebtedness, the Borrower shall forthwith execute and deliver, or cause to be provided, such additional Securities, certificates, statutory declarations, consents or opinions on the request of the Lender and shall do such further acts and things, including continuing registrations, as the Lender requires from time to time.

7.3 The provisions and covenants pursuant to the Securities, provided that such provisions and covenants are not in conflict with any of the provisions and covenants contained herein, are in addition to and not in substitution of the provisions and covenants contained in this Credit Agreement and the obligations herein and therein shall apply and be in full force and effect notwithstanding that certain Securities may be executed, delivered or registered at a later date.

7.4 The dollar amount referred to in the Securities shall extend to the maximum principal sum stated therein, if so stated, notwithstanding that the Indebtedness may be a lesser amount.

7.5 The Securities are not specific and all Securities provided by the Borrower shall support all Loans and secure all Indebtedness.

ARTICLE 8
WARRANTIES AND REPRESENTATIONS

8.1 The Borrower hereby warrants and represents in favour of the Lender that:

(a)
The Borrower is a body corporate duly incorporated pursuant to the laws of Canada and is validly existing and authorized to carry on business in all territories and provinces in which it conducts business.

(b)
The Borrower has full power, legal right and corporate authority and capacity to enter into and perform its obligations and covenants under this Credit Agreement and has taken the necessary corporate action to authorize the execution, delivery and performance of this Credit Agreement and the Securities, and no such action requires the consent, approval or authority of any regulatory or governmental authority having jurisdiction over the Borrower, not already obtained.

(c)
There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of demand letter, notice of violation, investigation or proceeding pending or threatened against the Borrower or the REC Project, nor, to the best knowledge of the Borrower, are any of the foregoing threatened against the Borrower whether related in any way to any Environmental Law or to any act or occurrence of Environmental Contamination.

(d)	Bob Allen and Alberta Downs, Inc. have waived all actual or potential claims against the Borrower.

(e)	The Borrower does not have any debts, liabilities, long-term contracts or other material contractual obligations other than the Existing Debt.

(f)
The Borrower has not granted or promised to grant or issue any certificates, warrants or other evidences of conversion privileges, options or rights to acquire securities of the Borrower to any person, other than the Lender.

(g)	All registered holders of shares in the capital stock of the Borrower, and their respective shareholdings are as set out in the schedule of Initial Shareholders attached hereto.

(h)
The Initial Shareholders have filed, or are able and will file, all necessary background investigation forms and other such paperwork as may be required by AGLC from time to time and if any Initial Shareholder fails to pass AGLC requirements, any acquisition by the Borrower of such Initial Shareholder’s shares in the Borrower will not result in any adverse consequence to the Lender or to the development or operation of the REC Project.

(i)	The Borrower is the legal and beneficial owner of a leasehold estate in and to the Lands as described in the Ground Lease.

(j)
The Borrower is not in default in any material respect under any material obligation or under any licence or permit to own or operate assets or to carry on its business as conducted on the date hereof.

(k)
All permits, licences, consents and other authorizations or approvals, whether from governments, regulatory or other bodies or from private persons requisite for this Credit Agreement and the borrowing and granting of the Security provided herein, have been, or will be prior to any advances hereunder, obtained by the Borrower as appropriate, and all necessary filings and reports to all regulatory agencies in respect thereof have been or will have been properly made prior to any advance hereunder.

(l)
Neither the execution nor the delivery of this Credit Agreement, nor the execution or delivery of any of the Securities, does or will violate or constitute a default under any agreement, declaration, trust deed, debenture, mortgage, indenture, bond, instrument, agreement, charter, bylaw, provision, statute, judgment, regulation or order of law to which the Borrower is bound or by which any of its assets are bound or affected.

(m)
The Borrower has no liability for income, corporate, sales, value added, goods and services, property, customs and excise tax, business or other taxes or charges including duties and import taxes assessed by any applicable taxing authority not disclosed by the financial statements of the Borrower except current taxes accrued in the ordinary course of business.

(n)	The Borrower does not know of any security interest, registered or unregistered, pertaining to the assets of the Borrower other than those to be discharged as a condition of funding.

(o)	With respect to environmental matters:

(i)
The Borrower, to the best of its knowledge after having performed all due diligent investigations and inquiries in the ordinary course of its business, has obtained all permits, licences and other authorizations which are required under Environmental Laws and is and shall continue to be in compliance therewith;

(ii)
The Borrower is not aware of, nor has it received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with and prevent the compliance or continued compliance by the Borrower with Environmental Laws or any regulation, code, plan, order, decree, promulgated or approved thereunder by any federal, provincial or local Court or any other governmental authority, agency or instrumentality, which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or investigation, based on or related to any act or occurrence of Environmental Contamination;

(iii)
To the best knowledge of the Borrower, after having performed all due diligent investigations and inquiries in the ordinary course of its business, no hazardous materials, waste, pollutants or similar substances and no other material used in or generated by the business of the Borrower has been used, stored, treated or otherwise disposed of, in violation of any Environmental Laws.

(p)
Except for that which has already been disclosed in writing to the Lender, there is no existing litigation, action, proceeding or investigation pending or, to the best of the knowledge of the Borrower, after due inquiry, threatened before any court or arbitrator, or before any government department, commission, agency or regulatory authority (including, without limitation the Department of Transport), which might result, singly or in the aggregate, in any material or adverse change in the business, or proposed business, operations, affairs, financial or other condition, properties or assets of the Borrower.

(q)
The Credit Agreement and the Securities, insofar as they pertain to the Borrower, constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms (except as such enforcement may be the subject of any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and the discretion exercisable by the courts in granting equitable remedies, such as specific performance).

(r)
The Credit Agreement and the Securities do not violate any of the provisions of the Borrower's constating documents or, to the best of the Borrower's knowledge, any contracts, agreements, trust agreements, laws, regulations, orders, injunctions, judgements or decrees to which the Borrower is subject.

(s)
All Creditors have been paid in the ordinary course of business with the exception of such Creditors, if any, with whom a valid and subsisting dispute has been raised and maintained by the Borrower, and which dispute is reasonable and prudent to raise and maintain, and such dispute has been previously disclosed in writing to the Lender.

(t)	Each of those descriptions and definitions set out therein pursuant to Article 1 are true, complete and accurate representations of the described subjects.

(u)	The Borrower's chief executive office is located in the City of Calgary, Alberta.

(v)	All assets of the Borrower are in good repair and condition and are insured as required pursuant to this Credit Agreement.

(w)
It has assets that have been capitalized such that they can be expensed once the Borrower sells its interest in the Lands or depreciated once the REC Project becomes operational, that the Borrower will be entitled to expense the same under previous fiscal years, and otherwise has capitalized assets and losses carried forward that will entitle the Borrower to use in the future to indirectly benefit all shareholders, including the Lender or its affiliate should it become a shareholder of the Borrower, subject to AGLC approval.

(x)
The Borrower has not relied, nor shall it in the future rely, upon any written or verbal representations, warranties or agreements of the Lender, its officers, agents, employees or any other person in executing this Credit Agreement or granting the Security, except such representations, warranties or agreements as are set out in this Agreement.

(y)
Each of the warranties and representations made pursuant to Section 8.1 shall be valid and effective as if made once again as of and on the dates of each and every advance of the Loan, except as may be communicated in writing by the Borrower to the Lender, prior to any such advance of the Loan.

8.2 All warranties, representations and covenants contained in this Credit Agreement, and all other warranties and representations in any financial statements or other documents furnished or to be furnished hereunder are material and shall be deemed to be relied upon by the Lender at the time of making any advances pursuant to this Credit Agreement and shall survive and continue in full force and effect for the benefit of the Lender, unaltered and unimpaired, notwithstanding the execution, delivery or registration of documents, the providing of the Loans, or the delivery and registration of the Securities, or any other event whatsoever.

ARTICLE 9
POSITIVE COVENANTS

9.1 Without restricting the generality or enforceability of any of the other covenants herein contained, the Borrower agrees that:

(a)
The Borrower will operate a minimum of 625 gaming machines, to be provided by AGLC, back-of-house facilities, entrance area, bar and lounge facilities, off-track-betting area, limited food and beverage facilities as well as a small stage in accordance with Applicable Laws.

(b)
The Borrower will observe and perform the terms of its articles of incorporation, and bylaws, the Unanimous Shareholders Agreement, the Purchase Agreement, the Management Services Agreement, the Ground Lease and all other land leases and agreements in accordance with their respective terms.

(c)
If the Borrower shall require additional funds to complete the REC Project beyond the amount advanced by the Lender, the Borrower will use its best efforts to arrange for such additional funding on the open market and pursuit of any such additional financing and the terms thereof, shall be subject to the Lender’s prior written approval.

(d)	The Borrower shall maintain its corporate existence and shall do all such acts and things as are necessary to permit it to carry on its business as presently carried on.

(e)
The Borrower will cause the shares in the capital stock of the Borrower held by any Initial Shareholder that does not pass AGLC background investigations to be acquired by the Borrower or by one or more other Initial Shareholders, with no resulting adverse consequence to the Lender or to the development or operation of the REC Project.

(f)
The Borrower hereby indemnifies and saves the Lender, its officers, directors, agents, employees, subsidiaries, and affiliates, completely harmless from and against any and all losses, costs, expenses, damages and amounts of whatsoever nature or kind, including without limitation, all legal costs incurred by the Lender, as between a solicitor and his own client, and all claims of third parties that the Lender may suffer, incur or sustain as a direct or indirect result of the Borrower failing to observe or perform its covenants contained herein or in any of the Securities.

(g)
The Borrower shall maintain all permits, licences, and consents, from all local, municipal, provincial, and federal authorities, and shall pay all income, corporate, sales, value added, goods and services, property, employee, business or other taxes, assessments, charges, and the like assessed by any such governmental authority, as and when required by law, including, without limitation, any such sums required to be remitted in respect of employees of the Borrower, save and except for those income, corporate, sales, value added, goods and services, property, business or other taxes, assessments, charges and the like which are being disputed in good faith by the Borrower and which have been disclosed in writing to, and acknowledged in writing by, the Lender.

(h)
The Borrower shall, at its sole cost, pursue and obtain on a diligent and timely basis all necessary applications, approvals and related agreements including, but not limited to, those required by AGLC, and HRA, so as to allow the Borrower to develop and operate the REC Project on a continuous, uninterrupted basis.

(i)
The Borrower shall, at its sole cost, pursue all necessary building and other development permits and approvals from governmental authorities entitling it to commence development and construction of the REC Project and thereafter develop and construct the REC Project promptly and in a good and workmanlike manner all in accordance with the Development Schedule, plans and specifications approved by the Lender and to a standard of quality that is consistent with other facilities in Canada of a type and size similar to the REC Project.

(j)
The Borrower will immediately advise the Lender of any notices received from AGLC, HRA or from any other governmental authority (including under any Environmental Laws or any other legislation), which may be issued through any formal or informal inspection or otherwise.

(k)	The Borrower shall at all times maintain its chief executive office in the City of Calgary, Alberta.

(l)
The Borrower shall at all times carry and maintain, at its own cost, public liability, D&O liability and property damage insurance on its operations, directors and officers, and assets, as the case may be. Such insurance coverage shall be in amounts and form acceptable to the Lender, placed with insurance companies and underwriters acceptable to the Lender.

(m)
Without limiting the generality of the foregoing Sub-Section, all public liability insurance coverage provided for in this Article shall be at all times in amounts not less than are carried by prudent owners of similar operations in Canada. All liability and property damage insurance shall, in any event, be in amounts acceptable to the Lender. All liability policies shall name the Lender as additional insured. All property insurance policies shall name the Lender as loss payee. All policies shall provide that no cancellation or modification thereof shall be effective against the Lender until the insurer has given the Lender at least thirty days' prior written notice of cancellation or modification, shall waive the insurer's right to subrogation with respect to the Lender, shall provide that no act or omission of the Borrower or breach of representation or warranty by the Borrower shall, as against the Lender, constitute a defence to payment or otherwise discharge or reduce the insurer's obligations under the policy, and shall provide that such insurance shall be primary to any other insurance available to the Borrower or the Lender in respect of any loss.

(n)
In addition to the specific types and amounts of insurance coverage referred to above, the Borrower shall also obtain, in respect of the assets intended to be charged by the Security, such other insurance as is reasonably required by the Lender.

(o)
At all reasonable times and from time to time the Borrower shall permit the Lender by its agents, employees and representatives to examine during normal business hours all books of account, records, reports and other papers, assets, business and inventory relating to the operations of the Borrower and shall permit such representatives to take extracts therefrom.

(p)	The Borrower shall maintain its operating account at the HSBC Bank Canada, 347 – 58 Ave SE, Calgary, Alberta.

(q)
The Borrower shall operate and maintain its business and assets in conformity with all Applicable Laws, orders, rules, regulations, and directives of governmental departments, boards, or authorities, including, without limiting the generality of the foregoing, those of the AGLC and HRA.

(r)
The Borrower shall pay when due all licence fees and other fees and assessments necessary for the securing of licences and permits for the operation of the REC Project and shall pay when due all taxes, fees, assessments, or other levies now or hereafter imposed by any government upon the assets or upon the use or operation thereof whether assessed to the Borrower or the Lender or others; provided that upon payment of such fees, assessments, taxes, or levies, the Borrower shall immediately deliver the receipts for such payments to the Lender, upon request. If the Lender pays any sum that is an obligation of the Borrower under this Credit Agreement, then the amount of such payment shall be added to the Loans and shall be repaid to the Lender immediately on demand.

(s)
The Borrower shall indemnify and hold the Lender harmless from and against all claims, demands, actions, and causes of actions for loss or damage or injury (including death) to persons or property arising from or in any way relating in any way to the REC Project during the term of this Credit Agreement.

(t)	The Borrower shall be entirely responsible to the Lender for any loss, cost, or damage suffered by the Lender as a result of

(i) any accident,

(ii) any neglect or failure, or

(iii)	any wilful act of any person (other than Lender’s employees or authorized agents of the Lender acting on the instructions of the Lender),

during the continuance of this Credit Agreement, to or concerning or touching the REC Project, the business of the Borrower, or any of the Borrower’s assets that causes damage to the Borrower’s assets or other property or loss of life or personal injury, and the Borrower shall forthwith indemnify the Lender for any such loss, cost, or damage suffered by the Lender that may not be recovered by the Lender under any policy or policies of insurance.

(u)
The Borrower shall execute all such further documents and do all such further acts and things as the Lender may reasonably require for the purpose of registering any Security under this Credit Agreement (or financing statements, notices or the like in relation thereto) at any registries or offices of governmental departments, boards, or authorities, so as to evidence and/or protect the interest of the Lender under this Credit Agreement or the Securities.

(v)
The Borrower shall forthwith provide upon request any further information, data, financial reports and records, accounting or banking statements, inventory and asset lists, or assurances which the Lender may from time to time require in its sole discretion.

(w)
Except as provided herein, the Borrower shall, from its own account, forthwith pay and fund all deficiencies and shortfalls of principal and interest, costs or other expense shortfalls to strictly repay all Indebtedness as required under this Credit Agreement as such cash flow deficiencies or shortfalls may occur from time to time.

(x)
With respect to environmental matters, the Borrower shall ensure that no material used in or generated by the business of the Borrower or otherwise, will be used, stored, treated, transported or otherwise disposed of in violation of any Environmental Laws.

(y)
The Borrower shall provide to the Lender each and every month following the date of execution of this Credit Agreement, a monthly report, certified by the Borrower as complete and correct, outlining in a form acceptable to the Lender the following:

(i)	by the last day of each month, internally prepared financial statements, including a monthly balance sheet and profit and loss statement for the previous month; and

(ii)	such other monthly reports pertaining to the operation of the Borrower in such form as the Lender may determine in its sole discretion.

(z)
The Borrower shall provide audited annual financial statements of the Borrower signed by a firm of qualified professional accountants within 120 days of the Borrower's fiscal year end, together with profit and loss statement, cash budget and capital expenditures forecast for the current fiscal year.

(aa)
The Borrower shall provide to the Lender, quarterly on a date specified by the Lender, a certificate of compliance, signed by authorized signing officers of the Borrower, certifying that all lending conditions and requirements of the Credit Agreement and the Security are being complied with.

(bb)	The Borrower shall apply those funds advanced pursuant to the Loans strictly for the purposes previously approved by the Lender in writing.

(cc)
The Borrower shall at all times do such acts and things and provide and execute such documents and assurances as shall be necessary to maintain, perform and keep in good standing at all times, all leases, licenses and agreements which are of a material nature in the Lender's sole discretion.

(dd)	The Borrower shall immediately advise the Lender in writing of any default under any other agreements to which the Borrower is a party.

(ee)
The Borrower shall provide to the Lender copies of all notices of demand, default or dispute received or sent from the date hereof with respect to any material agreement to which the Borrower may be a party.

(ff)
The Borrower will use its reasonable commercial efforts to diligently and expeditiously cause the removal of Instrument #7040AM from the fee simple title to the Lands within 120 days of the date of this Agreement.

ARTICLE 10
NEGATIVE COVENANTS

10.1 The Borrower shall not, without the prior written consent of the Lender:

(a)	Make any single expenditure in excess of $100,000.00.

(b)	Issue or sell certificates, warrants or other evidences of conversion privileges, options or rights to acquire securities of the Borrower.

(c)	Take out a loan or otherwise borrow funds in excess of $100,000.00.

(d)	Make changes to the REC Project, or any associated budget.

(e)	Make changes to the Development Schedule, any development and construction plan, business plan, financial and marketing strategy, or employment or termination of key employees.

(f)	Make changes to the Management Services Agreement.

(g)	Make or permit changes to the Ground Lease.

(h)	Make or permit changes to the Purchase Agreement.

(i)	Exercise or purport to exercise the Option to Purchase or any other option to purchase land.

(j)	Take any steps to cause or permit the development of the Hotel.

(k)	Select or enter into contracts with major contractors, architects, auditors, consultants or similar third parties.

(l)	Cause to form or become shareholder of any subsidiary corporation.

(m)	Sell or dispose of asset(s) valued in excess of $100,000.00 in any one year.

(n)
Permit any amendment to its articles of incorporation, bylaws or Unanimous Shareholders Agreement, or permit or authorize the reorganization, subdivision, increase, decrease or alteration of the issued or unissued share capital of the Borrower or permit or authorize the transfer, cancellation, retraction, redemption or purchase of any of its capital stock.

(o)	Acquire, amalgamate or enter into any partnership, joint venture or syndicate with any corporation, person or other entity.

(p)	Make any loan to or invest in or give any guarantee on behalf of or provide any financial assistance to any other person, firm or corporation whatsoever.

(q)
Allow the Debt Serviceability Ratio to fall below 2.6:1. For the purposes of determining compliance of the Borrower with this covenant, such ratio shall be tested against year-end audited financial statements and quarterly against internally generated financial statements on a trailing four quarter basis.

(r)
Following the date that is 90 days after the date of Full Operation, allow the Current Ratio to be below 1.0. For the purposes of determining compliance of the Borrower with this covenant, such ratio shall be tested against year-end audited financial statements and quarterly against internally generated financial statements.

(s)	Repay any amounts currently listed on its records as accounts payable to the Initial Shareholders.

(t)	Repay any subordinated debt, make any investments or pay any dividends whatsoever.

(u)	Change the nature of its business as conducted on the date hereof.

(v)	Create any Encumbrances ranking or purportedly ranking ahead of or pari passu with the Security held or required to be provided in favour of the Lender.

(w)	Refuse any reasonable request for information or financial data regarding the business or operations of the Borrower by the Lender.

(x)	Sell, convey or dispose of (other than in the ordinary course of business), or encumber any of its assets to anyone other than the Lender.

(y)	Redeem, cancel or purchase any shares or reduce the capital of the Borrower in any manner whatsoever.

(z)	Conduct any banking business with a financial institution other than HSBC Bank Canada, 347 – 58 Ave SE, Calgary, Alberta.

(aa)
Use or operate the Borrower’s property or permit it to be used or operated illegally or contrary to any Applicable Laws, regulations, orders, rules, or directives of any government or agency thereof having jurisdiction or contrary to any requirements under applicable insurance policies.

(bb)	Fail to perform any covenant required to be performed under this Credit Agreement, or any of the Securities.

(cc)	Discontinue, alter or cancel its Alberta corporate registration.

(dd)
Allow the ratio of Indebtedness to EBITDA to rise above 1.30:1. For the purposes of determining compliance of the Borrower with this covenant, such ratio shall be tested against year-end audited financial statements commencing with the year-end that is not less than twelve months after the date of Full Operation.

ARTICLE 11
EVENTS OF DEFAULT

11.1 The full amount of the Indebtedness then outstanding together with accrued interest and other charges and amounts then owing by the Borrower to the Lender shall, at the option of the Lender, forthwith be accelerated and be due and payable, and upon being declared to be due and payable, the Securities shall be immediately enforceable and the Lender may proceed to realize and enforce the same upon the occurrence of any of the following events or circumstances:

(a)	If the Borrower makes default in the payment of any sum due to the Lender pursuant to this Credit Agreement or the Securities.

(b)
If the Borrower defaults in the performance or observance of any other covenant, condition, stipulation or term whether under this Credit Agreement or any of the Securities or under any other agreement the Borrower may have with the Lender, or any affiliate of the Lender.

(c)
If the Borrower defaults in the performance or observance of any other covenant, condition, stipulation or term under any other agreement to which the Borrower is a party, including the Purchase Agreement, the Ground Lease, the Leasehold Acknowledgement Agreement, and the Management Services Agreement, and the Borrower has not corrected such breach within 15 days (or such lesser period of time as may be required under any such agreement) of notice having been given to the Borrower.

(d)
If the REC Project is not at Full Operation, as determined by the Lender acting reasonably, by October 15, 2013, or such later date as the Borrower may elect to extend such date in compliance with the Ground Lease, for reasons not caused by the Lender.

(e)
If any default in the performance or observance of any covenant, condition, stipulation or term of any of the Securities (including without limitation the voting and lock-up agreement among certain shareholders) has not been corrected within 15 days of notice to the person obligated to perform or observe such covenant, as the case may be.

(f)
If any warranty, covenant, representation or promise made under this Credit Agreement, the Securities or in any document, certificate, assurance, commitment, report, financial statement or the like provided or furnished to the Lender now or at any time hereafter shall prove to have been false or to have otherwise failed to deal with any material particulars, in either case so as to have made such instrument materially misleading upon the date when made or deemed to have been made.

(g)
If an order is made or effective resolution passed for the winding up, of the Borrower, or a petition is filed by the liquidator for the winding up of the Borrower or if a receiver is appointed with respect to all or any part of its assets.

(h)
If the Borrower becomes insolvent or makes a general assignment for the benefit of Creditors or otherwise acknowledges insolvency or if a bankruptcy petition or receiving order is filed or made against the Borrower and is not disputed in good faith.

(i)
If final judgment is rendered against the Borrower and any such judgment or judgments, as the case may be, shall not have been discharged or there has not been a stay of execution within thirty days of the entry thereof.

(j)	If the Borrower ceases or threatens to cease to carry on any of its businesses or commences or threatens to commence any act of bankruptcy under the Bankruptcy and Insolvency Act of Canada.

(k)
If any material adverse change occurs in relation to the Borrower or its business or assets including, without limitation, a material adverse change in financial position, environmental condition, or resulting from re-organization or litigation proceeding, as determined in the sole discretion of the Lender.

(l)	If the Borrower fails or neglects to pay any other sum outstanding to the Lender, or to any affiliate of the Lender, whether or not the subject of this Credit Agreement.

(m)	If any of the licenses, permits or approvals granted by any governmental authority or agency essential to the business of the Borrower is withdrawn or cancelled.

(n)
If the Borrower permits any sum which has been admitted as due by the Borrower but not disputed by it and which forms, or is capable of being made, a charge upon the real property or personal property of the Borrower in priority to or pari passu with any of the Securities and such sum remains unpaid for fifteen days after proceedings have been taken to enforce the same as a prior or pari passu charge.

(o)
If the Borrower grants or intends to grant any form of security to any person other than the Lender ranking or purporting to rank in priority to or pari passu with any of the Securities or which security affects any of the subject matter forming part of the Securities.

(p)
If the Borrower sells or attempts to sell or parts with possession of any of its assets that are secured by any of the Securities, or removes or abandons any part of its assets, or if the Lender deems its Security, or any portion thereof, is in danger of being sold or removed contrary to the provisions hereof, or if the Lender otherwise feels insecure in being able to recover any sums then owed to the Lender by the Borrower.

(q)	If, through no fault of the Lender, the Borrower’s board of directors shall fail to have four nominees of the Lender.

ARTICLE 12
ENFORCEMENT OF SECURITIES

12.1 In the event of an Event of Default, as aforesaid, then the full amount of the Indebtedness, together with all interest and other charges, at the option of the Lender shall immediately become due and payable without the requirement of further notice or demand for payment thereunder, and the Lender may forthwith without further notice, demand for payment, advertisement or other formality, all of which are hereby waived by the Borrower, proceed to enforce or realize upon the Securities or any of them as the Lender may deem appropriate in its sole discretion.

12.2 The Lender shall not in any circumstances be bound or obligated to enforce any Securities in any priority, nor shall the Lender be obligated to collect or cause to be collected any amounts or sums outstanding or secured by the Securities or to pursue its remedies or rights in any order whatsoever.

12.3 Neither the execution of this Credit Agreement by the Lender, nor any of the transactions contemplated hereby shall in any way be deemed or implied to constitute any forgiveness, condonation, acceptance, or restriction of remedies, rights or powers of the Lender in respect of any other or previous indebtedness or relationships between the Lender and the Borrower, or any non-arm's length parties of the Borrower.

12.4 The Securities may be enforced and realized upon by the Lender in any form, priority, ranking or manner as the Lender may in its sole discretion determine, provided further that such Securities or any of them may be enforced independently and in their own right at the option of the Lender in its sole discretion.

12.5 Nothing herein or in any of the Securities contained or hereafter acquired and no act or omission of the Lender in respect hereof or thereof (including advancement of any funds prior to satisfaction of any or all of the advance conditions) shall in any way prejudice the rights, remedies and powers of the Lender with respect to the Loans of the Borrower to the Lender or pursuant to or any Security now or hereafter at any time held by the Lender or otherwise herein. The Securities or any of them shall not operate by way of merger of any of the Loans of the Borrower, to the Lender hereunder, or any deed, guarantee, contract, bill of exchange, promissory note, deed of trust, or any other instrument or otherwise howsoever by which the same may now or at any time hereafter arise or be represented or evidence themselves. No judgment recovered by the Lender against the Borrower shall merge or in any way affect any of the obligations under this Credit Agreement or the Securities or any of them or the Lender's right to interest as provided therein or herein, and the Borrower hereby expressly covenants to pay interest to the Lender after judgment at the same rate as is applicable prior to judgment on the sum or claim in respect of which judgment is obtained.

12.6 The Lender may from time to time apply, in any manner as it deems in its sole discretion, any monies received by it from the collection, sale, or realization, under any of the Securities, with or without first deducting the charges thereof and any reasonable expenses thereof (including costs as between a solicitor and client on a full indemnity basis), in and towards the payment of any portion of the Indebtedness of the Borrower to the Lender. Such monies may be held by the Lender unappropriated in a collateral account for such time as the Lender may in its sole discretion deem appropriate. The Borrower shall have no right to make or require any appropriation inconsistent with such application by the Lender. The taking of a judgment or judgments or any other action or dealing by the Lender in respect of the Securities given or to be given by the Borrower shall not operate as a merger of any other Security given to the Lender or any part thereof or in any way suspend payment of or effect or prejudice the rights, remedies, powers, legal or equitable, priorities, or equities which the Lender may have in connection with any other Security of the Borrower as provided herein or in any of the Securities. The foreclosure, surrender, cancellation, variation, or any other dealing or modification of any of the Securities shall not release or affect the liability of the Borrower to the Lender or release or affect any other Security held by the Lender.

12.7 Upon the occurrence of an Event of Default as herein provided, the Borrower hereby irrevocably appoints the Lender to be the lawful attorney of the Borrower in the name and on behalf of the Borrower to execute and do any and all deeds, transfers, conveyances, assignments, assurances and things which the Borrower ought to execute and do under the covenants and provisions herein contained and generally to use the name of the Borrower in the exercise of any or all the powers conferred upon the Lender under any of the Securities and, without limitation.

12.8 The Borrower will be responsible for all charges, fees, and costs incurred by the Lender in connection with this Credit Agreement and all ancillary matters, and the review, taking or perfecting of any Securities, together with any renewals, alterations, or substitutions in respect thereto, and in connection with any property, inventory, assets, receivables, or undertakings comprising such Security, whether in preserving, disposing, reviewing, realizing, protecting, or collecting or enforcing with respect to such Security or attempting to do so, and including, without limitation, any and all appraiser, receiver, receiver-manager, or legal fees and disbursements incurred by the Lender (on a full indemnity basis), and in connection with the preparation, evaluation, execution, delivery and registration of the Securities (whether the Loan or any part thereof is advanced or not), and in respect of the discharge or partial discharge in respect thereof and any reasonable investigations, analyses, negotiations, and settlements made in respect of any Encumbrances, and in respect of any claims, actions or attempts which may be taken by the Lender to collect or preserve all or any monies constituting part of the Loans.

ARTICLE 13
NOTICES

13.1 Any notice, request, demand or other communication made between the parties hereto for the purposes hereof shall be duly given or made when communicated by one of the forms of communication hereinafter set forth to the party to which notice or other communication is required or permitted to be given or made under this Credit Agreement at the address of such party as such party may from time to time designate to the other. The form of communication and the time at which a communication in any such form shall be deemed for the purposes of this Credit Agreement to have been received are:

(a)	prepaid registered mail, on the fourth business day following the date of deposit with Canada Post;

(b)	fax on the business day following the day of such sending;

(c)	personal delivery in writing to the designated officer of the addressee, in the case of a corporation on the business day of actual receipt;

provided that in the event of any interruption for any reason of any one or more of the modes of communication listed above, the parties shall use a mode of communication which is not so interrupted with the intent that a mode of communication will be used which will give the addressee timely notice of the communication.

13.2 The address of each of the parties hereto, is unless otherwise advised as follows:

(a)	To the Borrower:

United Horsemen of Alberta Inc.
P.O. Box 89043
McKenzie Towne S.E.
Calgary AB  T2Z 3W3
Attention: Darcy Marler, President
Fax: (403) 257-9152
Email: darcym@uha.ca

With a copy to:

Miller Thomson LLP
3000, 700 – 9th Avenue Southwest
Suite 3000
Calgary AB  T2P 3V4
Attention: Darren M. Smits
Fax: (403) 262-0007
Email: dsmits@millerthomson.com

(b)	To the Lender:

Century Casinos Europe GmbH
Untere Viaduktgasse 2
1030 Vienna
Austria
Attention: Peter Hoetzinger
Fax: 011 43 1 533 63 63
Email:                      peter.hoetzinger@cnty.com

With a copy to:

Field LLP
Barristers & Solicitors
2000, 10235 – 101 Street
Edmonton, AB T5J 3G1
Attention: Heinrich (Rick) Pabst

ARTICLE 14
GENERAL

14.1 The Borrower shall, from time to time, and at all further times do or cause to be done such further acts and things and execute and deliver or cause to be executed and delivered such further documents and assurances as shall be reasonably required by the Lender in order to perform and carry out the intentions and terms of this Credit Agreement.

14.2 Notwithstanding anything set out herein or elsewhere to the contrary, in no event shall the Borrower be obligated to pay interest and fees in excess of the amount permitted by law. If Lender ever receives any such excess amount, it shall be deemed a partial repayment of principal and treated as such, and if the principal shall be fully paid any remaining excess amount shall be refunded to the Borrower.

14.3 This Credit Agreement may not be assigned by the Borrower without the prior written consent of the Lender, which consent may be unreasonably withheld.

14.4 The Lender shall have the sole and absolute right to syndicate the Loans, in whole or in part, with syndication partners and on terms and conditions satisfactory to the Lender.

14.5 The Events of Default and remedies stated under this Credit Agreement and the negative, positive, and other covenants of the Borrower under this Credit Agreement are in addition to and not in substitution for similar covenants contained pursuant to the Securities, and vice versa.

14.6 Whenever the Lender is provided with a right or remedy under this Credit Agreement or any of the Securities, such provision shall be permissive only and the Lender shall have no obligation to exercise, in whole or in part, any such right or remedy, nor shall it have or incur any liability whatsoever to the Borrower or any other person for failing, in whole or in part, to exercise such right or remedy.

14.7 In the event of any conflict between this Credit Agreement, the Securities or any other document required to be delivered hereunder, the terms and provisions of this Credit Agreement shall prevail to the extent of such conflict. All terms and provisions not in conflict with this Credit Agreement shall remain unaltered, shall not be affected by such conflict and shall be enforced to the fullest extent permitted by law.

14.8 This Credit Agreement and the Securities contains the entire agreement pertaining to the subject matter hereof, and there are no other terms, provisions, covenants or representations, express or implied, verbal or written, save and except as expressed specifically hereto or thereto in writing. The provisions of this Credit Agreement shall survive each advance, the repayment of any of the Loans, the registration of Security, and all other events for the full and unaltered benefit of the Lender and repayment of any of the Indebtedness shall not terminate or cancel any of the other covenants, conditions or warranties of the Borrower which shall remain in full force and effect for the benefit of the Lender. No investigation, advance, research or reporting requirement, if fulfilled, shall in any way be deemed or implied to obligate the Lender in respect of any advance or any specific course of conduct or purported satisfaction of the conditions with respect to each respective advance shall in no way be deemed to be a condonation or acceptance of any term or provision herein or restriction of the rights or remedies of the Lender.

14.9 If any condition, description, or provision pertaining to any type of loans described pursuant to the Schedules attached hereto is incomplete or left in blank, such omission or incompletion is for brevity and summary only and shall not be deemed or implied to negate or compromise the prior or existing, as the case may be, descriptions, conditions or provisions to such Loan, which shall remain in full force and effect.

14.10 This Credit Agreement and any and all documentation required to be provided in conjunction herewith, save and except for such Security as is required to be registered at a public registry or otherwise disclosed by virtue of the operation of law, is confidential and shall not be disclosed or distributed in any manner whatsoever to any person or other entity whatsoever that is not a party hereto, in whole or in part, without the prior written consent of the Lender, which consent may be unreasonably withheld.

14.11 This Credit Agreement, the Securities and any and all other documentation delivered in conjunction herewith or therewith shall enure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Borrower, and its respective successors and permitted assigns. The Lender may assign some or all of its rights hereunder or under the Securities to any affiliate of the Lender. The term "successors" shall include, without limiting its meaning, any corporation resulting from the amalgamation of the Borrower with any other corporate entity; provided, however, that this shall not be construed as a consent by the Lender to any such transaction.

14.12 This Credit Agreement cannot be unilaterally cancelled or terminated by the Borrower, until due repayment of all sums required to be paid herein has been made, all obligations have been fulfilled by the Borrower, and this Credit Agreement has been specifically cancelled, terminated or released by the Lender in writing.

14.13 The Lender, in its sole discretion, may waive or forgive, in writing, the non-observance or non-performance by the Borrower, of any of the terms and conditions herein contained, but such waiver or forgiveness shall not operate as a waiver or estoppel by or against the Lender with respect to any subsequent non-observance or non-performance by the Borrower, of any of the conditions or provisions herein contained.

14.14 The Lender and the Borrower are entitled, from time to time, in their sole discretion without further notification, to re-structure, renew and alter the terms of payment and repayment of any of the Indebtedness, including the rates of interest charged, the timing and manner of repayment and prepayment from time to time, or to alter the terms of this Credit Agreement, or to alter or substitute Security, or to extend the time for repayment or renew any Loans, all as may be agreed upon by the Lender and the Borrower.

14.15 This Credit Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear that date as first above written. A facsimile transcribed copy of this Credit Agreement signed by any party in counterpart, shall be deemed to be and shall constitute a properly executed, delivered and binding document of the parties so signing, notwithstanding the actual date of execution. Each of the parties further agree promptly to return an original, duly executed counterpart of this Credit Agreement following the delivery of the facsimile transcribed copy thereof, as herein provided for.

14.16 Upon execution of this Credit Agreement by the parties the MOU shall be void and of no further force or effect.

14.17 Each of the parties acknowledge that if any of the Securities contemplated hereby have been executed and delivered by any party prior to execution of this Credit Agreement, such Securities so executed and delivered shall remain in full force and effect as collateral in accordance with the terms hereof.

14.18 Nothing set out in this Credit Agreement or in the Security will abrogate the Lender’s obligations to the Borrower under the Management Services Agreement.

ARTICLE 15
INDEMNITIES AND COST RECOVERIES

15.01           The Borrower hereby indemnifies and saves the Lender, its officers, directors, agents, employees, subsidiaries, and affiliates, completely harmless from and against any and all losses, costs, expenses, damages and amounts of whatsoever nature or kind, including without limitation, all legal costs incurred by the Lender, as between a solicitor and his own client, and all claims of third parties that the Lender may suffer, incur or sustain as a direct or indirect result of each and all of the following: (i) any representation or warranty made by the Borrower contained herein or in any of the Securities being false or materially misleading, or (ii) any civil, criminal or administrative action, suit, demand, claim, hearing, notice of demand letter, notice of violation, investigation or proceeding against the Borrower or the REC Project relating to events prior to the time when the last of the Lender’s initial four nominees are duly appointed or elected to the Borrower’s board of directors.

15.02           Without limiting the Borrower’s obligation to fund any indemnified claim referred to in 15.01, the proceeds of the Cost Recovery Pool shall be utilized to contribute toward any such indemnified claim.

15.03           Until the date that is two years after the last of the Lender’s initial four nominees are duly appointed or elected to the Borrower’s board of directors (the “Release Date”), 10% of all proceeds of the Cost Recovery Pool received by the Borrower shall be set aside by the Borrower to contribute toward potential claims under 15.01, and shall not be used for any other purpose.

15.04           Subject to the foregoing and provided the Lender has not made a claim under 15.01, the remaining 90% of the proceeds of the Cost Recovery Pool received by the Borrower prior to the Release Date shall be utilized to repay the Existing Debt, and for no other purpose.  If a claim is made under 15.01, the Borrower shall repay the Existing Debt, with the Lender’s prior written consent, from earnings of the Borrower that the Initial Shareholders may otherwise become entitled to, and from no other source.

15.05           Within 120 days of the date this Credit Agreement is entered in to, the parties agree that they will either take steps to cause the Borrower to issue suitable preferred non-voting shares in the capital of the Borrower to the Initial Shareholders, or otherwise structure and formalize the understanding that, subject to Sections 15.01 to 15.04 hereof, the proceeds of the remaining Cost Recovery Pool will be paid out by the Borrower to the Initial Shareholders having claims thereon, and that the proceeds of the Cost Recovery Pool will not be for the direct benefit of the Lender upon the occurrence of:

(a) the Lender converting Indebtedness to Converted Equity and thereby becoming a shareholder of the Borrower owning the same Class "A" Common Shares of the Borrower as the Initial Shareholders; or

(b) an Event of Default occurs and the Lender enforces the Security Pledge Agreements set forth in Section 7.1(j) hereof and any, or all, of the Class "A" Common Shares of the Initial Shareholders are transferred to the Lender.

The parties acknowledge and agree that they will use best commercial efforts to come up with a suitable structure to accomplish the goals in this section 15.05 in the most efficient and tax advantageous manner and in compliance with the Business Corporation Act (Alberta)."

E1405056.DOCX;11

IN WITNESS WHEREOF the duly authorized agent or signatory of the Lender has executed this Credit Agreement, and the Borrower has executed this Credit Agreement attested by its proper officers in that behalf, all as of the 25th day of October, 2012, to be effective as of the day and year first above mentioned.

CENTURY CASINOS EUROPE GmbH (registered in Alberta under the assumed name, Century Casinos Europe LLC)
Per: /s/ Andreas Terler

Per: _____________________________

UNITED HORSEMEN OF ALBERTA INC.
Per: /s/ Darcy Marler

Per: ______________________________ c/s

E1405056.DOCX;11

SCHEDULE "A"
DEVELOPMENT SCHEDULE

The Borrower shall:

•
Submit application for subdivision and consolidation of the titles to the Lands, whereby that portion of the south half of LSD4, 10-26-29 W4th situated north of the road depicted on Road Plan No. 071 6118 is to be consolidated with the title to Lot 1, Block 1, Plan 101 2410 by November 30, 2012;

•	Obtain a full set of architectural drawings and engineering drawings for the REC Project sufficient for a development permit application by December 31, 2012;

•	Submit a development permit application for the REC Project to the applicable governmental authorities by January 31, 2013;

•	Submit an application, or an amendment to an existing application as the case may be, to AGLC and to HRA for approval of the development of the REC Project by November 30, 2012;

•
Obtain subdivision and consolidation approval, issuance of consolidated certificates of title, an approved and non-appealable development permit for the REC Project all on terms satisfactory to each of the Borrower and the Lender by August 15, 2013;

•	Obtain a full set of architectural drawings and engineering drawings for the REC Project sufficient to proceed with construction tendering by August 15, 2013;

•	Obtain release from applicable governmental authorities of all building permits for the REC Project by August 15, 2013;

•	Issue a request for tenders for the REC Project by March 30, 2013;

•	Select successful tender for construction of the REC Project by May 31, 2013;

•	Enter into construction contract with selected contractor, for construction of the REC Project by June 30, 2013;

•
Obtain Substantial Completion (as that term is defined in the Ground Lease) of the REC Project by September 15, 2013, or such later date as the Borrower may elect to extend such date in compliance with the Ground Lease; and

•	Achieve Full Operation of the REC Project by October 15, 2013, or such later date as the Borrower may elect to extend such date in compliance with the Ground Lease.

E1405056.DOCX;11

SCHEDULE "B"
EXISTING DEBT

Lynn Chouniard / Bar None Ranches Ltd.	$9,064,270

Rocky View County	$107,500

Box Modular	$107,493

BDO Canada LLP	$17,640

E1405056.DOCX;11

SCHEDULE "C"
LANDS
Plan 101 2410
Block 1
Lot 1
Excepting thereout all mines and minerals
Area:  21.04 hectares (51.99 acres) more or less

And

Meridian 4 Range 29 Township 26
Section 10
The South half of Legal Subdivision 4
In the South West Quarter
Containing 8.09 hectares (20 acres) more or less
Excepting thereout:
Plan                      Number                                Hectares                      (Acres)                      more or less
Road                      071 6116                                1.014                      2.50
Road                      071 6118                                1.209                      2.99
Excepting thereout all mines and minerals and the right to work the same

E1405056.DOCX;11

SCHEDULE “D"
PERMITTED ENCUMBRANCES

Zoning Regulations                                                      771 147 064

Utility Right of Way                                                      101 080 179

Utility Right of Way                                                      111 308 310

Utility Right of Way                                                      081 384 427

Utility Right of Way                                                      081 384 429

Utility Right of Way                                                      101 080 180

Caveat Re: Deferred Reserve                                      101 176 136

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SCHEDULE "E"
INITIAL SHAREHOLDERS

NAME	NO. OF SHARES	CLASS OF SHARES
783036 Alberta Ltd.	100	"A" Common
945722 Alberta Ltd.	500	"A" Common
Bar None Ranches Ltd.	15,550	"A" Common
Borders Racing Stable Ltd.	100	"A" Common
Brimacombe, Ronald A.	3,100	"A" Common
Bryan, Gordon	100	"A" Common
C & C Holdings Inc.	1,100	"A" Common
CREG Racing Inc.	600	"A" Common
Code, William E.	200	"A" Common
Corner Group 2024 Investments Inc.	100	"A" Common
D.I.A. Holdings Ltd.	1,400	"A" Common
Fortier, Roger	1,000	"A" Common
G S L Developments Ltd.	100	"A" Common
Gordon Church and Rosemary Church, Jointly	500	"A" Common
Ham, Barbara Lynne	200	"A" Common
Ham, Wayne Wilbur	300	"A" Common
Highfield Stock Farm Inc.	550	"A" Common
Juris Livestock Limited	100	"A" Common
KPM Investments Ltd.	2,850	"A" Common

Rexilius, Sandra	100	"A" Common
Rocky Mountain Turf Club Inc.	100	"A" Common
Saskatoon Valve & Fitting Ltd.	200	"A" Common
Seabiscuit Ventures Inc.	3,667	"A" Common
Texas Hedge Capital Corporation	100	"A" Common

E1405056.DOCX;11

SCHEDULE "F"
CONVERSION OPTION “1”

DATE: ___________________

TO: Century Casinos Europe GmbH

RE: CREDIT AGREEMENT BETWEEN UNITED HORSEMEN OF ALBERTA INC. (the “Borrower”) AND CENTURY CASINOS EUROPE GmbH, registered in Alberta as an extra-provincial corporation pursuant to the Business Corporations Act (Alberta) under the assumed name, Century Casinos Europe LLC (the “Lender”) MADE October _________________, 2012 (the “Credit Agreement”)

IN CONSIDERATION of the sum of ONE ($1.00) DOLLAR and other good and valuable consideration (the receipt and sufficiency of which the Borrower acknowledges having received), the Borrower hereby agrees as follows:

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Credit Agreement.

After the third month of operation of the REC Project and from time to time thereafter, the Lender shall have the continuous ongoing right, subject only to approval of AGLC, to exchange all or any part of the Indebtedness to Converted Equity on the basis of $224.83 of Indebtedness for one Class “A” Common Share in the capital stock of the Borrower.

This instrument shall not entitle the Lender to convert more Indebtedness than will result in the Lender acquiring 60% of the Borrower’s authorized and outstanding Class “A” Common share capital after conversion. Any remaining unconverted Indebtedness shall remain a debt due to the Lender and be payable in accordance with the Credit Agreement.

The conversion privilege referred to herein shall be separable and transferable by the Lender to any affiliate or subsidiary of the Lender or successor to the Lender.

UNITED HORSEMEN OF ALBERTA INC.

Per: __________________

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SCHEDULE "F"
CONVERSION OPTION “2”

DATE: ___________________

TO: Century Casinos Europe GmbH

RE: CREDIT AGREEMENT BETWEEN UNITED HORSEMEN OF ALBERTA INC. (the “Borrower”) AND CENTURY CASINOS EUROPE GmbH, registered in Alberta as an extra-provincial corporation pursuant to the Business Corporations Act (Alberta) under the assumed name, Century Casinos Europe LLC (the “Lender”) MADE October _______________, 2012 (the “Credit Agreement”)

IN CONSIDERATION of the sum of ONE ($1.00) DOLLAR and other good and valuable consideration (the receipt and sufficiency of which the Borrower acknowledges having received), the Borrower hereby agrees as follows:

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Credit Agreement.

After the third month of operation of the REC Project and from time to time thereafter, the Lender shall have the continuous ongoing right, subject only to approval of AGLC, to exchange all or any part of the Indebtedness to Converted Equity on the basis of $224.83 of Indebtedness for one Class “A” Common Share in the capital stock of the Borrower.

This instrument shall not entitle the Lender to convert more Indebtedness than will result in the Lender acquiring 51% of the Borrower’s authorized and outstanding Class “A” Common share capital after conversion. Any remaining unconverted Indebtedness shall remain a debt due to the Lender and be payable in accordance with the Credit Agreement.

The conversion privilege referred to herein shall be separable and transferable by the Lender to any affiliate or subsidiary of the Lender or successor to the Lender.

UNITED HORSEMEN OF ALBERTA INC.

Per: __________________

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